Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, May 1, 2019

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2019 RESULTS

Quarter Highlights:

•	In Q1 2019, NACCO changed its segments to reflect changes in the business

•	Consolidated operating profit increased to $16.4 million from $9.7 million in Q1 2018 primarily driven by an increase in the Minerals Management segment

•	Consolidated net income increased to $15.0 million, up 83.7% over Q1 2018

•	Diluted earnings per share increased to $2.15/share from $1.18/share in Q1 2018

Cleveland, Ohio, Wednesday, May 1, 2019 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $15.0 million, or $2.15 per diluted share, and revenues of $40.1 million for the first quarter of 2019 compared with consolidated net income of $8.2 million, or $1.18 per diluted share, and revenues of $31.2 million for the first quarter of 2018. For the quarters ended March 31, 2019 and March 31, 2018, NACCO's effective income tax rate was 13.4% and 9.0%, respectively.
NACCO ended the first quarter of 2019 with consolidated cash on hand of $79.1 million and debt of $12.0 million. At December 31, 2018, NACCO had consolidated cash on hand of $85.3 million and debt of $11.0 million.
In February 2018, NACCO's Board of Directors authorized a stock buyback program to purchase up to $25 million of the Company's outstanding Class A common stock through December 31, 2019. The Company has repurchased approximately 75,000 shares for an aggregate purchase price of $2.6 million since inception of this program, including $1.3 million of stock purchased during the three months ended March 31, 2019.

Reportable Segment Change
In the first quarter of 2019, the Company changed its segments to reflect changes in the business, including growth at North American Mining and Minerals Management.  As of January 1, 2019, the Company’s reportable segments are: (i) Coal Mining, (ii) North American Mining, and (iii) Minerals Management. The Company also has unallocated items not directly attributable to a reportable segment and not included as part of the measurement of segment operating profit, primarily administrative costs related to public company reporting requirements, the financial results of the Company’s mitigation banking business, Mitigation Resources of North America, and Bellaire Corporation. Historical financial information for the four quarters and full-year 2018 is provided under the new segment structure on pages 8 to 10.
The Coal Mining segment operates surface coal mines pursuant to a service-based business model under long-term contracts with power generation companies and activated carbon producers. The North American Mining segment provides value-added contract mining services for producers of aggregates and other minerals, primarily by operating and maintaining draglines and other equipment. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties.
Detailed Discussion of Results

Coal Mining Results

Coal deliveries for the first quarter of 2019 and 2018 were as follows:
	2019	2018
Tons of coal delivered	(in millions)
Unconsolidated operations	8.6	8.5
Consolidated operations	0.6	0.7
Total deliveries	9.2	9.2

Key financial results were as follows:
(in thousands)	2019	2018
Revenues	$16,750	$17,597
Earnings of unconsolidated operations	$15,781	$15,277
Operating expenses(1)	$9,002	$8,099
Operating profit	$7,605	$8,697
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.

Coal Mining revenues decreased modestly in the first quarter of 2019 primarily due to fewer tons delivered at Mississippi Lignite Mining Company as a result of decreased customer requirements.
First-quarter 2019 Coal Mining operating profit decreased primarily due to the absence of a $1.0 million favorable adjustment to Centennial Natural Resources' asset retirement obligation recorded in 2018 and an increase in selling, general and administrative expenses mainly attributable to higher employee-related expenses. These items were partially offset by an increase in earnings of unconsolidated operations primarily due to an increase in coal tons delivered at Bisti Fuels and higher compensation received by Liberty Fuels during final mine reclamation. Bisti’s coal deliveries were reduced during the prior year first quarter while the power plant's owners were installing additional environmental controls.

Coal Mining Outlook
In 2019, overall deliveries in the Coal Mining segment are expected to decrease moderately. This decrease is due to an anticipated reduction in coal deliveries as a result of changes in customer requirements, primarily related to the timing and duration of periodic power plant outages. Operating profit is also expected to decrease in 2019 as a result of the absence of a favorable $3.0 million contractual settlement at Mississippi Lignite Mining Company and $2.8 million in favorable adjustments to Centennial mine reclamation liabilities recognized in 2018. Excluding these favorable 2018 items, 2019 operating profit is currently expected to be comparable to 2018 as improved operating results at Mississippi Lignite Mining Company are expected to be offset by reduced income at the unconsolidated Coal Mining operations resulting from fewer tons delivered.

North American Mining Results

Limestone deliveries for the first quarter of 2019 and 2018 were as follows:
	2019	2018
Tons of limestone delivered	(in millions)
Unconsolidated operations	1.9	1.9
Consolidated operations	9.8	10.1
Total deliveries	11.7	12.0

Key financial results were as follows:
(in thousands)	2019	2018
Revenues	$10,775	$10,213
Earnings of unconsolidated operations	$489	$278
Operating expenses(1)	$1,232	$491
Operating profit	$32	$634
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.

Despite the decrease in deliveries at the consolidated operations, revenues increased modestly in the first quarter of 2019 due to higher reimbursed costs. Reimbursed costs have an offsetting amount in cost of goods sold and have no impact on operating profit.
Operating profit decreased significantly during the first quarter of 2019 primarily as a result of an increase in selling, general and administrative expenses, which includes additional business development costs.

North American Mining Outlook
In 2019, North American Mining deliveries are expected to decrease modestly compared with 2018. Operating profit in 2019 is also expected to decrease compared to 2018. Improved results at the unconsolidated operations attributable to increased customer requirements and new customer contracts are expected to be offset by higher operating expenses due in part to additional business development activities. Operating expenses for the remaining quarters in 2019 are expected to be comparable to the first quarter 2019 run rate.

Minerals Management Results

Key financial results were as follows:
(in thousands)	2019	2018
Revenues	$12,686	$3,476
Operating profit	$11,669	$2,944
First-quarter 2019 Minerals Management revenues and operating profit increased significantly primarily due to a higher number of wells operated by third parties to extract natural gas from the Company's mineral reserves in Ohio.  The number of producing wells increased as new pipeline, gas compression, and other transportation infrastructure became available in southeast Ohio.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which the lessee makes payments to the Company based on the lessee's sale of natural gas and, to a lesser extent, oil and coal, extracted primarily by third parties. The Company continued to experience a significant increase in royalty income in the first quarter of 2019 compared with the prior year, primarily due to the number of gas wells operated by third parties to extract natural gas from the Company's Ohio Utica shale mineral reserves. In the remainder of 2019, royalty income is currently expected to increase over the comparable 2018 period but at a lower rate than realized in the first quarter of 2019. Importantly, however, royalty income can fluctuate favorably or unfavorably in response to a number of factors outside of the Company's control, including the number of wells being operated by third parties, fluctuations in commodity prices (primarily natural gas), fluctuations in production rates, regulatory risks, the Company's lessees' willingness and ability to incur well-development and other operating costs, and changes in the availability and continuing development of infrastructure.  Oil and natural gas production is impacted by the natural production decline that occurs during the life of a well.

Consolidated Outlook
Overall, NACCO expects 2019 consolidated net income to increase significantly compared with 2018 as a result of higher earnings in the Minerals Management segment, as well as an anticipated decrease in interest expense from reduced borrowings and higher interest income on cash investments. The Company expects an effective income tax rate in the range of 13% to 15% based on current estimates in the mix of earnings between entities that benefit from percentage depletion and those that do not, as well as the potential effect of discrete items.
Capital expenditures are expected to be approximately $23 million in 2019 compared with $20.9 million in 2018 and $15.7 million in 2017. Mississippi Lignite Mining Company’s mine plan includes moving into a new mine area which will require increased capital expenditures in 2019 and 2020. The increase in capital expenditures will result in an increase in depreciation in future years that will affect operating profit at that mine. Even with the increased capital expenditures in 2019, consolidated cash flow before financing activities is expected to increase significantly compared with 2018.
One of the Company’s core strategies is to ensure the resiliency of its existing coal mining operations. The Company works to drive down coal production costs and maximize efficiency and operating capacity at mine locations to help customers with management fee contracts be more competitive. This benefits both customers and the Company's Coal Mining segment, as fuel cost is the major driver for power plant dispatch. Increased power plant dispatch drives increased demand for coal by the Coal Mining segment's customers.
The Company continues to evaluate opportunities to expand its core coal mining business, however opportunities are likely to be limited. Low natural gas prices and growth in renewable energy sources, such as wind and solar, could continue to unfavorably affect the amount of electricity attributable to coal-fired power plants. The political and regulatory environment is not generally receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines. However, the Company does continue to seek out and pursue opportunities where it can apply its management fee business model to replace legacy operators of existing surface coal mining operations in the United States. Outright acquisitions of existing coal mines or mining companies with exposure to fluctuating coal commodity markets, or structures that would create significant leverage, are outside the Company’s area of focus.
The Company believes growth and diversification can come from pursuing opportunities to leverage skills honed in the Company’s core mining operations and utilizing the Company’s unique, service-based, management-fee business model, when possible. The Company continues to pursue non-coal mining opportunities principally through its North American Mining segment. North American Mining has served as a strong growth platform by focusing on the operation and maintenance of draglines for limestone producers. North American Mining will continue to pursue growth in dragline operation and maintenance, while expanding the scope of work provided to customers and focusing on mining a broader range of aggregates and other minerals. The Company also continues to focus on developing its Minerals Management segment, principally related to its Ohio mineral reserves, and potentially expanding its asset base. In addition, the Company's newest business, Mitigation Resources of North America, creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 2, 2019 at 9:00 a.m. Eastern Time. The call may be accessed by dialing (844) 855-9691 (Toll Free) or (647) 689-2407 (International), Conference ID: 2378565, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 9, 2019. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for the Company's mineral reserves, (7) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations, (8) changes in the costs to reclaim mining areas, (9) costs to pursue and develop new mining and value-added service opportunities, (10) changes to or termination of a long-term mining contract, or a customer default under a contract, (11) delays or reductions in coal or aggregates deliveries, (12) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, and (13) increased competition, including consolidation within the coal and aggregates industries.

About NACCO Industries, Inc.
NACCO Industries, Inc. is the public holding company for The North American Coal Corporation. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines pursuant to a service-based business model under long-term contracts with power generation companies and activated carbon producers. The North American Mining segment provides value-added contract mining services for producers of aggregates and other minerals, primarily operating and maintaining draglines and other equipment. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED
	MARCH 31
	2019	2018
	(In thousands, except per share data)

Revenues	$40,097	$31,200
Cost of sales	26,712	25,776
Gross profit	13,385	5,424
Earnings of unconsolidated operations	16,270	15,555
Operating expenses
Selling, general and administrative expenses	12,653	10,627
Amortization of intangible assets	647	684
Gain on sale of assets	(18)	(53)
	13,282	11,258
Operating profit	16,373	9,721
Other (income) expense
Interest expense	231	646
Interest income	(553)	(113)
Income from other unconsolidated affiliates	(322)	(315)
Closed mine obligations	366	379
(Gain) loss on equity securities	(698)	98
Other, net	11	46
	(965)	741
Income before income tax provision	17,338	8,980
Income tax provision	2,320	804
Net income	$15,018	$8,176

Earnings per share:
Basic earnings per share	$2.16	$1.19
Diluted earnings per share	$2.15	$1.18

Basic weighted average shares outstanding	6,949	6,894
Diluted weighted average shares outstanding	6,998	6,939

EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended
	6/30/2018	9/30/2018	12/31/2018	3/31/2019	Trailing 12 Months 3/31/2019
Net income	$6,393	$9,200	$11,016	$15,018	$41,627
Income tax provision	1,188	1,458	3,928	2,320	8,894
Interest expense	569	421	362	231	1,583
Interest income	(119)	(94)	(539)	(553)	(1,305)
Depreciation, depletion and amortization expense	3,723	3,815	3,748	3,813	15,099
EBITDA *	$11,754	$14,800	$18,515	$20,829	$65,898

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as net income before income tax provision, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018 (UNAUDITED)

	March 31, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$16,750	$10,775	$12,686	$543	$(657)	$40,097
Cost of sales	15,924	10,000	826	379	(417)	26,712
Gross profit (loss)	826	775	11,860	164	(240)	13,385
Earnings of unconsolidated operations	15,781	489	—	—	—	16,270
Operating expenses
Selling, general and administrative expenses	8,373	1,232	191	2,863	(6)	12,653
Amortization of intangible assets	647	—	—	—	—	647
Gain on sale of assets	(18)	—	—	—	—	(18)
	9,002	1,232	191	2,863	(6)	13,282
Operating profit (loss)	$7,605	$32	$11,669	$(2,699)	$(234)	$16,373

	March 31, 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$17,597	$10,213	$3,476	$—	$(86)	$31,200
Cost of sales	16,078	9,366	360	58	(86)	25,776
Gross profit (loss)	1,519	847	3,116	(58)	—	5,424
Earnings of unconsolidated operations	15,277	278	—	—	—	15,555
Operating expenses
Selling, general and administrative expenses	7,428	530	173	2,496	—	10,627
Amortization of intangible assets	684	—	—	—	—	684
Gain on sale of assets	(13)	(39)	(1)	—	—	(53)
	8,099	491	172	2,496	—	11,258
Operating profit (loss)	$8,697	$634	$2,944	$(2,554)	$—	$9,721

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE 2018 SECOND AND THIRD QUARTERS
(UNAUDITED)

	Second Quarter of 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,860	$9,067	$3,866	$—	$(112)	$33,681
Cost of sales	20,068	8,398	400	81	(112)	28,835
Gross profit (loss)	792	669	3,466	(81)	—	4,846
Earnings of unconsolidated operations	15,333	90	—	—	—	15,423
Operating expenses
Selling, general and administrative expenses	7,623	602	254	3,384	—	11,863
Amortization of intangible assets	814	—	—	—	—	814
Gain on sale of assets	(210)	—	—	—	—	(210)
	8,227	602	254	3,384	—	12,467
Operating profit (loss)	$7,898	$157	$3,212	$(3,465)	$—	$7,802

	Third Quarter of 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$18,583	$9,092	$3,902	$—	$(137)	$31,440
Cost of sales	16,090	8,415	865	112	(137)	25,345
Gross profit (loss)	2,493	677	3,037	(112)	—	6,095
Earnings of unconsolidated operations	17,004	137	—	—	—	17,141
Operating expenses
Selling, general and administrative expenses	9,026	533	267	2,206	—	12,032
Amortization of intangible assets	714	—	—	—	—	714
Gain on sale of assets	(57)	—	—	—	—	(57)
	9,683	533	267	2,206	—	12,689
Operating profit (loss)	$9,814	$281	$2,770	$(2,318)	$—	$10,547

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE 2018 FOURTH QUARTER AND FULL YEAR
(UNAUDITED)

	Fourth Quarter of 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$24,509	$8,578	$6,108	$665	$(806)	$39,054
Cost of sales	17,876	7,082	497	380	(384)	25,451
Gross profit (loss)	6,633	1,496	5,611	285	(422)	13,603
Earnings of unconsolidated operations	16,775	100	—	—	—	16,875
Operating expenses
Selling, general and administrative expenses	10,721	1,322	206	2,421	—	14,670
Amortization of intangible assets	826	—	—	—	—	826
Gain on sale of assets	—	(572)	—	—	—	(572)
	11,547	750	206	2,421	—	14,924
Operating profit (loss)	$11,861	$846	$5,405	$(2,136)	$(422)	$15,554

	Full Year 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$81,549	$36,950	$17,352	$665	$(1,141)	$135,375
Cost of sales	70,112	33,261	2,122	631	(719)	105,407
Gross profit (loss)	11,437	3,689	15,230	34	(422)	29,968
Earnings of unconsolidated operations	64,389	605	—	—	—	64,994
Operating expenses
Selling, general and administrative expenses	34,798	2,987	900	10,507	—	49,192
Amortization of intangible assets	3,038	—	—	—	—	3,038
Gain on sale of assets	(280)	(611)	(1)	—	—	(892)
	37,556	2,376	899	10,507	—	51,338
Operating profit (loss)	$38,270	$1,918	$14,331	$(10,473)	$(422)	$43,624